 Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 26 and Amendment No. 28 to the Registration Statement on Form N-1A of Volatility Shares Trust and to the use of our report dated April 29, 2024 on the financial statements and financial highlights of 2x Bitcoin Strategy ETF, a series of Volatility Shares Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 28, 2024